Exhibit 99.1

May 23, 2023

Members of the Board of Directors and Executive Officers of Radian Group Inc.

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

Dear Members of the Board of Directors and Executive Officers,

This notice is to inform you of significant restrictions on your ability to trade in Radian Group Inc. (the “Company”) common stock during an upcoming “blackout period” that will apply to the Radian Group Inc. Savings Incentive Plan (the “401(k) Plan”).

The blackout period for the 401(k) Plan is required due to a change in the 401(k) Plan trustee and record keeper effective June 30, 2023. The 401(k) Plan blackout period will begin following the closing of trading on June 27, 2023, and is expected to end during the week of July 16, 2023 (“Plan Blackout”). During the Plan Blackout, 401(k) Plan participants will not have access to their accounts for distributions or investment changes, including those involving the Company’s common stock held in the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (“SEC”) rules promulgated thereunder, during the Plan Blackout the Company’s directors and executive officers are prohibited –from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

•

Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.

•

Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans that are not entered into or modified during the blackout period, sales required by law, and certain other “automatic” transactions.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact the Company’s General Counsel before engaging in any transaction involving the Company’s equity securities during the Plan Blackout.

Radian Group Inc.

550 East Swedesford Road, Suite 350    |    Wayne, PA 19087    |    800.523.1988    |    radian.com

These rules are separate from, and apply in addition to, the trading restrictions under the Company’s Insider Trading Policy. Under the Company’s Insider Trading Policy, you are prohibited from engaging in transactions in the Company’s unless there is an open trading window or pursuant to a Rule 10b5-1 plan. As a reminder, the current trading window will close on Friday, May 26th.

This notice will be filed with the SEC as part of a current report on Form 8-K.

During the Plan Blackout and for a period of two years after the ending date of the Plan Blackout, stockholders or other interested parties may obtain, without charge, the actual beginning and ending dates of the Plan Blackout. Any inquiries regarding the Plan Blackout (including inquiries regarding whether the blackout period has begun or ended) may be directed to:

Radian Group Inc.

5500 East Swedesford Road, Suite 350

Wayne, PA 19087

Attention: Senior Executive Vice President, General Counsel and Corporate Secretary

Telephone Number: (215) 564-6600

Best Regards,

Dana Keyser

SVP, Total Rewards

Radian Group Inc. 550 East Swedesford Road, Suite 350 | Wayne, PA 19087 | 800.523.1988 | radian.com	2